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BARON SELECT FUNDS                                                 JUNE 30, 2012
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DISCLOSURE REGARDING THE APPROVAL OF THE INVESTMENT ADVISORY AGREEMENT FOR BARON
GLOBAL ADVANTAGE FUND BY THE BOARD OF TRUSTEES (UNAUDITED)
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The Board of Trustees (the "Board") of Baron Select Funds (the "Trust") met on
February 14, 2012 to discuss the selection of BAMCO, Inc. (the "Adviser") as the investment adviser and the approval of the investment advisory agreement for the Baron Global Advantage Fund (the "Fund"). The members of the Board who are not affiliated with the Adviser (the "Independent Trustees") met in separate session to discuss and consider the approval of the proposed advisory contract for the Fund. The Trustees received a substantial amount of information from the Adviser and were advised by independent counsel. Based on its evaluation of this and other information, the Board, including a majority of the Independent Trustees, approved the advisory agreement for the Fund for an initial two-year period. The Independent Trustees considered a broad scope of information and their experiences, including the following, which they had considered in past years and remained, in their thinking, as material to their consideration:

1. NATURE, EXTENT AND QUALITY OF SERVICES

As part of their consideration of the nature, extent and quality of proposed services to be provided by the Adviser, the Independent Trustees relied on the information they received at the Board meeting, as well as other information they received. In particular, the Board considered the following:

   o Their confidence in the senior personnel, portfolio management, the financial condition of the Adviser and its affiliates and the Adviser's available resources;

   o The nature, quality and the level of long-term performance of the services to be provided by the Adviser, including: intensive devotion to research, selection of broker/dealers for Fund portfolio transactions, relationships with and supervision of third party service providers, such as the Fund's custodian and transfer agent, the quality of shareholder reports, the ability to monitor adherence to investment guidelines and restrictions, the legal, accounting and compliance services to be provided to the Fund and the support services to be provided to the Board;

   o   The Adviser's investment principles and processes;

   o The total expense ratio of the Fund and its comparison to similar funds managed by other advisers as explained by the Adviser's General Counsel; and

   o   Any additional services to be provided by the Adviser.

The Board concluded that the nature, extent and quality of the services to be provided by the Adviser to the Fund were appropriate and that the Fund was likely to benefit from those services to be provided under the advisory agreement with the Adviser.

2. COSTS OF SERVICES PROVIDED AND PROFITS TO BE REALIZED BY THE ADVISER

As part of its consideration of the cost of services to be provided, the Board examined the fees to be charged by the Adviser as compared to the fees charged by comparable funds as explained by the Adviser's General Counsel.

The Board also considered the Adviser's management fees for other public pooled investment vehicles for which the Adviser serves as a sub-adviser and the basis of compensation for separate accounts and private accounts managed by an affiliated adviser. While the fees for the other funds and accounts are the same as, or lower than, the proposed fees for the Fund, the Adviser performs only portfolio management services for those clients and does not provide many of the other services to be provided to the Fund. The Board discussed and considered those other services, which include accounting, oversight of service providers, legal, regulatory, compliance, risk management and Trustee support.

In addition, the Board also considered the financial condition of the Adviser and its affiliates. Since the Fund is newly formed, had not commenced operations and the eventual aggregate amount of the Fund's assets was uncertain, the Adviser was not able to provide the Board with specific information concerning the cost of services to be provided and the expected profits to be realized by the Adviser and its affiliate from their relationships with the Fund.

The Board concluded that the proposed management fee, as well as the total expenses to be paid by the Fund to the Adviser and its affiliates, were reasonable in light of the services to be provided.

3. ECONOMIES OF SCALE AND BENEFITS TO INVESTORS

Since the Fund is newly formed, had not commenced operations and the eventual aggregate amount of the Fund's assets was uncertain, the Adviser was not able to provide the Board with specific information concerning the extent to which economies of scale would be realized as the Fund grows and whether fee levels would reflect such economies of scale, if any. It was agreed that the issue would be revisited no later than when the Board next reviewed the advisory fee in connection with the renewal of the advisory contract for the Fund.

After due consideration, including in executive session, of the above enumerated factors, among others, the Board, including a majority of the Independent Trustees, approved the Fund's investment advisory agreement.

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